Exhibit 10.2
TRANSITION AND SUCCESSION AGREEMENT
     THIS TRANSITION AND SUCCESSION AGREEMENT (this “Agreement”) is entered into on June 1, 2009, effective as of June 8, 2009 (the “Commencement Date”), by and between Mylan Inc., a Pennsylvania corporation (the “Company”), and Jolene Varney (the “Executive”).
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein), to ensure the Executive’s full attention and dedication to the Company in the event of any threatened or actual Change of Control and to provide the Executive with compensation and benefits arrangements upon a Change of Control.
     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.	Certain Definitions.
(a)	“Effective Date” means the first date during the Change of Control Period (as defined herein) on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or anticipation of a Change of Control, then “Effective Date” means the date immediately prior to the date of such termination of employment. For the sake of clarity, it is understood that if the Executive’s employment terminates prior to the Effective Date other than as described in the preceding sentence, this Agreement shall thereupon be null and void and of no further force and effect.

(b)	“Change of Control Period” means the period commencing on the Commencement Date and ending on the third anniversary of the Commencement Date; provided, however, that, commencing on the date one year after the Commencement Date, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless, at least 60 days prior to a Renewal Date no less than three years from the Commencement Date, the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

(c)	“Affiliated Company” means any company controlled by, controlling or under common control with the Company.

(d)	“Change of Control” means:

(1)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(d), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 1(d)(3)(A), 1(d)(3)(B) and 1(d)(3)(C);

(2)	Individuals who, as of the Commencement Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Commencement Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(3)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(4)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
(e)	“Employment Agreement” means the Executive Employment Agreement dated as of June 1, 2009, by and between the Company and the Executive, and any extension or modification thereof or any successor agreement thereto.
2.	Employment Period; Employment Agreement. The Company hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Employment Period”), provided the Employment Period shall terminate sooner upon the Executive’s termination of employment for any reason. Upon the Effective Date, the Employment Agreement, with the exception of Section 10 thereof, which shall survive in all respects, shall be null and void and of no further force or effect, provided the Executive shall be paid all amounts earned and due to the Executive thereunder within twenty-four (24) hours of the Effective Date, subject in all respects to Section 6 below.

3.	Terms of Employment.
(a)	Position and Duties.
(1)	During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 180-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the office where the Executive was employed immediately preceding the Effective Date or at any other location less than 30 miles from such office.

(2)	During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
(b)	Compensation.
(1)	Base Salary. During the Employment Period, the Annual Base Salary shall be reviewed at least annually, beginning no more than 12 months after the Executive’s last salary review. The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Annual Base Salary shall be reviewed at least annually, beginning no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” shall refer to the Annual Base Salary as so increased.

(2)	Annual Bonus. In addition to the Annual Base Salary, the Executive shall participate in a bonus program during the Employment Period and have a bonus which is no less favorable than the bonus for other employees of her level at the Company and its Affiliated Companies.

(3)	Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all cash incentive, equity incentive, savings and retirement plans, practices, policies, and programs applicable generally to other peer executives of the Company and the Affiliated Companies (with such appropriate deviations by virtue of country of residence, commensurate with deviations in place prior to the Effective Date), but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 180-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.
(4)	Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and the Affiliated Companies (with such appropriate deviations by virtue of country of residence, commensurate with deviations in place prior to the Effective Date), but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 180-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies. If, on or prior to the Executive’s Date of Termination (as defined herein), the Executive has attained at least age 50 with at least 20 years of service with the Company (including all cumulative service, notwithstanding any breaks in service) the Executive shall be entitled to retiree medical and life insurance benefits at least equal to those that were provided to peer executives of the Company and the Affiliated Companies and their dependents (taking into account any required employee contributions, co-payments and similar costs imposed on the executives and the executives’ dependents and the tax treatment of participation in the plans, programs, practices and policies by the executive and the executives’ dependents) (with such appropriate deviations by virtue of country of residence, commensurate with deviations in place prior to the Effective Date), in accordance with the retiree medical plans, programs, practices and policies of the Company and the Affiliated Companies in effect as of the Date of Termination.

(5)	Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and the Affiliated Companies in effect for the Executive at any time during the 180-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.
(6)	Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and the Affiliated Companies in effect for the Executive at any time during the 180-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

(7)	Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and the Affiliated Companies at any time during the 180-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

(8)	Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and the Affiliated Companies as in effect for the Executive at any time during the 180-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.
4.	Termination of Employment.
(a)	Death or Disability. The Executive’s employment shall terminate automatically if the Executive dies during the Employment Period. If either the Company or the Executive (or her legal representative) determines in good faith that the Disability (as defined herein) of the Executive has occurred during the Employment Period, such party may give the other party written notice (“Disability Notice”) in accordance with Section 12(b) of her or its intention that the Executive’s employment be terminated. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of the Disability Notice by the Executive or by the Company, as the case may be (the “Disability Effective Date”), provided that, within 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the party providing the Disability Notice and reasonably acceptable to the other party.
(b)	Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. “Cause” means:
(1)	the willful and continued failure of the Executive to perform substantially the Executive’s duties (as contemplated by Section 3(a)(1)(A)) with the Company or any Affiliated Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason (as defined herein)), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive’s duties, or

(2)	the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company which, in the case of clauses (1) and (2), has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Company that specifically identifies the manner in which the Company believes that the Executive has grossly neglected her duties or has engaged in gross misconduct.
For purposes of this Section 4(b), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive, if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in Section 4(b)(1) or 4(b)(2), and specifying the particulars thereof in detail.
(c)	Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means:
(1)	the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a), or any other diminution in such position (or removal from such position), authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity or becoming a subsidiary or a division of a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(2)	any failure by the Company to comply with any of the provisions of Section 3(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(3)	the Company’s requiring the Executive (i) to be based at any office or location other than as provided in Section 3(a)(1)(B), (ii) to be based at a location other than the principal executive offices of the Company if the Executive was employed at such location immediately preceding the Effective Date, or (iii) to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

(4)	the failure by the Company to pay to the Executive any portion of any installment of deferred compensation, or lump sum under any deferred compensation program of the Company within 7 days after the Executive provides the Company with written notice of the failure to pay such compensation when it is due;

(5)	the failure by the Company to provide the Executive with the number of paid vacation days and holidays to which the Executive was entitled as of the Effective Date;

(6)	any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement;

(7)	any failure by the Company to comply with and satisfy Section 11(c);

(8)	if the Company (or the entity effectuating a Change of Control) continues to exist and be a company registered under the Securities Exchange Act of

1934, as amended, after the Effective Date and continues to have in effect an equity-compensation plan, the failure of the Company to grant to the Executive equity-based compensation with respect to a number of shares of common stock of the Company (or the entity effectuating the Change of Control) at least as great as the average annual percentage of the outstanding common stock of the Company with respect to which the Executive received such equity-based compensation during the three calendar years immediately prior to the Effective Date, which equity-based compensation is on terms, including pricing relative to the market price at the time of grant, that is at least as favorable to the Executive as the terms of the grant last made to the Executive prior to the Effective Date; or
(9)	failure to include the Executive in any program or plan of benefits (including, but not limited to, stock option and deferred compensation plans), and failure to provide the Executive similar levels of benefit amounts or coverage, which benefits are either provided or otherwise offered to peer executives of the Company and the Affiliated Companies following the Effective Date.
For purposes of this Section 4(c), any good faith determination of Good Reason made by the Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason pursuant to a Notice of Termination given during the 90-day period immediately following the first anniversary of the occurrence of a Change in Control (other than a Change in Control occurring solely under Section 1(d)(3) of this Agreement where all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to a Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock following the Business Combination) shall be deemed to be a termination for Good Reason for all purposes of this Agreement. The Executive’s mental or physical incapacity following the occurrence of an event described above shall not affect the Executive’s ability to terminate employment for Good Reason.

(d)	Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason (other than Disability, which is addressed in Section 4(a)), shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b). “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.
(e)	Date of Termination. “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination (which date shall not be more than 30 days after the giving of such notice), as the case may be, (2) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (3) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
5.	Obligations of the Company upon Termination.
(a)	Good Reason, Death or Disability; Other Than for Cause. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause or the Executive resigns for Good Reason or if the Executive’s employment is terminated as a result of the Executive’s death or Disability:
(1)	the Company shall pay to the Executive (or the Executive’s estate or beneficiary, in the event of the Executive’s death), in a lump sum in cash within 30 days after the Date of Termination (or, if required by Section 409A of the Code to avoid the imposition of additional taxes, on the date that is six (6) months following the Date of Termination), the aggregate of the following amounts:
(A)	the sum of (i) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, and (ii) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case, to the extent not theretofore paid (the sum of the amounts described in subclauses (i) and (ii) the “Accrued Obligations”); and

(B)	the amount equal to three (3) times the sum of: (i) the Executive’s then-current Annual Base Salary, plus (ii) an amount equal to the highest bonus determined to date under Section 4(b) of the Employment Agreement or paid to the Executive hereunder (in the case of death or the Executive’s Disability, reduced (but not below zero) by any disability or death benefits that the Executive or the

Executive’s estate or beneficiaries are entitled to pursuant to plans or arrangements of the Company);
(2)	for three years after the Executive’s Date of Termination (or such shorter period as required by Section 409A of the Code to avoid the imposition of additional taxes), the Company shall continue to provide benefits to the Executive and/or the Executive’s dependents at least equal to those that were provided to them (taking into account any required employee contributions, co-payments and similar costs imposed on the Executive and the Executive’s dependents and the tax treatment of participation in the plans, programs, practices and policies by the Executive and the Executive’s dependents) by or on behalf of the Company and or the Affiliated Companies in accordance with the benefit plans, programs, practices and policies (including those provided under the Employment Agreement) in effect immediately prior to a Change of Control or, if more favorable to the Executive, as in effect any time thereafter with respect to other peer executives of the Company and the Affiliated Companies and their dependents; provided, however, that, if the Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, program, practice or policy, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan, program, practice or policy during such applicable period of eligibility; and

(3)	to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits (as defined in Section 6).
Notwithstanding the above, to the extent the Executive is terminated (i) prior to the date on which a Change of Control occurs or (ii) following a Change of Control but prior to a change in ownership or control of the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), amounts payable to the Executive hereunder, to the extent not in excess of the amount that the Executive would have received under any other pre-Change-of-Control severance plan or arrangement with the Company had such plan or arrangement been applicable, shall be paid at the time and in the manner provided by such plan or arrangement and the remainder shall be paid to the Executive in accordance with the provisions of this Section 5(a).
(b)	Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide to the Executive (1) the Executive’s Annual Base Salary through the Date of Termination, (2) the amount of any compensation previously deferred by the Executive, and (3) the Other Benefits, in each case, to the extent theretofore unpaid, and shall have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. In such case, all the Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.
(c)	Conditions to Payment and Acceleration; Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to the Executive under Section 5 of this Agreement until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in Section 5 that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Executive’s termination of employment (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which the Executive would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which the Executive remits the related taxes.
6.	Employment Agreement; Non-Exclusivity of Rights. The Executive shall be entitled to the higher of the benefits and compensation payable under this Agreement or those payable under the Employment Agreement as if the Change of Control were deemed a termination without Cause (as defined therein). It is the intent of the parties that nothing in this Agreement or in the Employment Agreement shall affect any right the Executive may have with respect to: (i) any vested or other Benefits that the Executive is entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies at or subsequent to a Change of Control (“Other Benefits”); and (ii) continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify. If the Executive’s employment is terminated by reason of the Executive’s Disability (or death), with respect to the provision of the Other Benefits, the term “Other Benefits” shall include, and the Executive (or the estate or beneficiary of the Executive, in the event of the Executive’s death) shall be entitled after the Disability Effective Date (or upon the Executive’s death) to receive, disability (or death) benefits and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives (or to the estates and beneficiaries of deceased executives) and/or their families in accordance with such plans, programs, practices and policies relating to disability (or death), if any, as in effect generally with respect to other peer executives of the Company and the Affiliated Companies and their families at any time during the 180-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the Affiliated Companies and their families. .
7.	No Set-Off; Company’s Obligations; Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest or disagreement (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code of 1986. No obligation of the Company under this Agreement to pay the Executive’s fees or expenses shall in any manner confer upon the Company any right to select or approve any of the attorneys or accountants engaged by the Executive.
8.	Certain Additional Payments by the Company.
(a)	Whether or not the Executive becomes entitled to any payments hereunder, if any of the payments or benefits received or to be received by the Executive (including any payment or benefits received in connection with a Change of Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) will be subject to the excise tax (“the Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments.
(b)	For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change of Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 8(b)), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)	In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in

Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.
9.	Covenants of Executive.
(a)	Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or the Affiliated Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive’s employment by the Company or the Affiliated Companies and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

(b)	Non-Competition. In consideration for the protections provided to the Executive under this Agreement, the Executive agrees that from the Date of Termination until the first anniversary thereof (the “Covenant Period”), the Executive will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or (other than through the ownership of not more than five percent (5%) of the voting stock of any publicly held corporation) have any financial interest in, or aid or assist anyone else in the conduct of, a business which at the time of such termination competes in the United States with a business conducted by the Company or any group, division or subsidiary of the Company (“Company Group”) as of the Date of Termination. Notwithstanding the foregoing, the Executive’s employment by a business that competes with the business of the Company, or the retention of the Executive as a consultant by any such business shall not violate this Section 9(b) if the Executive’s duties and actions for the business are solely for groups, divisions or subsidiaries that are not engaged in a business that competes with a business conducted by the Company. No business shall be deemed to be a business conducted by the Company unless the Company was engaged in the business as of the Date of Termination and continues to be engaged in the business and at least twenty-five percent (25%) of the Company’s consolidated gross sales and operating revenues, or net income, is derived from, or at least twenty-five percent (25%) of the Company’s consolidated assets are devoted to, such business and no business shall be deemed to compete with a business conducted by the Company unless at least twenty-five percent (25%) of the consolidated gross sales and operating revenues, or net income, of any consolidated group that includes the business, is derived from, or at least twenty-five percent (25%) of the consolidated assets of any such consolidated group are devoted to, such business.
(c)	Non-Solicitation. During the Covenant Period, the Executive shall not solicit on the Executive’s behalf or on behalf of any other person the services, as employee, consultant or otherwise of any person who on the Date of Termination is employed by the Company Group, whether or not such person would commit any breach of her contract of service in leaving such employment, except for any employee (i) whose employment is terminated by the Company or any successor thereof prior to such solicitation of such employee, (ii) who initiates discussions regarding such employment without any solicitation by the Executive, (iii) who responds to any public advertisement unless such advertisement is designed to target, or has the effect of targeting, employees of the Company, or (iv) who is initially solicited for a position other than by the Executive and without any suggestion or advice from the Executive. Nothing herein shall restrict businesses that employ the Executive or retain the Executive as an executive from soliciting from time to time employees of the Company, if (A) such solicitation occurs in the ordinary course of filling the business’s employment needs, and (B) the solicitation is made by persons at the business other than the Executive who have not become aware of the availability of any specific employees as a result of the advice of the Executive.

(d)	Continuation of Employment. The Executive agrees not to voluntarily terminate employment with the Company (other than (i) as a result of an event that would constitute Good Reason that is at the request of a third party that has taken steps reasonably calculated to effectuate a Change of Control or otherwise arose in connection with or in anticipation of a Change of Control or (ii) by reason of non-extension or non-renewal of the Employment Agreement or such other employment agreement entered into by and between the Executive and the Company from time to time) from such time as the Company has entered into an agreement that would result in a Change of Control until the Change of Control; provided, that such provision shall cease to apply upon the termination of such agreement or if the Change of Control has not occurred within one year following the execution of such agreement
10.	Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of the Executive’s right to be paid any amounts or provided with any benefits due to the Executive hereunder during the pendency of any dispute or controversy arising under or in connection with this Agreement.
11.	Successors.
(a)	This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive; provided, however, the Executive may designate one or more beneficiaries to receive amounts payable hereunder after her death. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 11(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.

(c)	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.
12.	Miscellaneous.
(a)	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors, permitted assigns and legal representatives.

(b)	All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

at the most recent address on record at the Company;

if to the Company:

Mylan Inc. 1500 Corporate Drive

Canonsburg, PA 15317 Attention: Global General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any invalid or unenforceable provision shall be deemed severed from this Agreement to the extent of its invalidity or unenforceability, and this Agreement shall be construed and enforced as if the Agreement did not contain that particular provision to the extent of its invalidity or unenforceability, provided that in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(d)	The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)	The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason under Section 4(c), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)	The Executive and the Company acknowledge that, except as provided in the Employment Agreement or any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(a), prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the date of the Effective Date, except for any agreements providing for retirement benefits and as otherwise specifically provided herein (including without limitation in Section 6), this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

MYLAN INC.
/s/ Robert J. Coury
By: Robert J. Coury
Title:	Chairman and CEO

EXECUTIVE
/s/ Jolene Varney
Jolene Varney

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